Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Perion Network Ltd., for the registration of ordinary shares, warrants, debt securities, purchase contracts, units or any combination of such securities and to the incorporation by reference therein of our report dated March 25, 2021, with respect to the consolidated financial statements of Perion Network Ltd. and the effectiveness of internal control over financial reporting of Perion Network Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
December 8, 2021	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A member of Ernst & Young Global